Exhibit 99.1
Oaktree Announces Definitive Agreement for $250 Million Senior Notes Offering

May 20, 2020
LOS ANGELES—(BUSINESS WIRE)—Oaktree Capital Group, LLC (the “Company”) (NYSE: OAK-PA and OAK-PB) today announced that Oaktree Capital Management, L.P. (the “Issuer”) and Oaktree Capital I, L.P., Oaktree Capital II, L.P. and Oaktree AIF Investments, L.P. (the “Guarantors”) have executed a definitive purchase agreement with certain accredited investors to purchase the Issuer’s previously announced $200 million of its 3.64% senior notes due 2030 and $50 million of its 3.84% senior notes due 2035 (collectively, the “Notes”). The Issuer and the Guarantors are owned directly or indirectly by Oaktree Capital Group Holdings, L.P. and Brookfield Asset Management Inc. (“Brookfield”). Brookfield holds all of the Class A common units of the Company, which represent all of the common economic interests in the Company. The Notes will be senior unsecured obligations of the Issuer and jointly and severally guaranteed by the Guarantors. The issuance and funding of the Notes is subject to customary closing conditions and is anticipated to occur on or before July 22, 2020.
The proceeds from the sale of the Notes will be used for general corporate purposes, including paying down amounts outstanding on the revolving credit facility under which the Issuer and the Guarantors are borrowers.
The offer and sale of the Notes were and will be made solely in private placement transactions exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.
This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the Notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.
Contacts
Investor Relations:
Oaktree Capital Group, LLC
John Dahlem, 213-830-6932
investorrelations@oaktreecapital.com
Corporate Communications:
Oaktree Capital Group, LLC
Andrea D. Williams, 213-830-6483
mediainquiries@oaktreecapital.com